Exhibit 10.3

LEARNING TREE INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

To: [name of Optionee] (“Optionee”)

From: Learning Tree International, Inc.

Date:

Learning Tree International, Inc. (“Learning Tree”) has adopted the 2018 Equity Incentive Plan (the “Plan”) under which Learning Tree may grant options to purchase shares of Learning Tree's Common Stock, $.0001 par value (the “Common Stock”). We are pleased to inform you that the Compensation Committee of our Board of Directors (the “Committee”) has decided to grant you an option under the Plan (your “Option”). Any capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Your Option will be governed by the Plan, the attached Standard Terms and Conditions (the “Terms”) and the following specific provisions (which are subject to adjustment under the Plan and the Terms):

The “Date of Grant” for your Option is:                 .

The “Expiration Date” of your Option is:                 .

The “Exercise Price” per share for your Option is: $

The “Maximum Number of Shares” potentially covered by your Option is: _____________.

Your Option is a Non-qualified Stock Option.

Vesting. As one of Learning Tree's Directors, you will earn the right to exercise                  percent (        %) of your Number of Shares on each of December 31, 20____, December 31, 20____ and December 31, 20____ if you are employed by Learning Tree or its subsidiaries on such date. Your Option cannot be exercised until December 31, 20        . As an example, at any time after December 31, 20        , but before December 31, 20        , the maximum number of shares you may purchase or have purchased under this Option is              percent (        %) of the Number of Shares; after December 31, 20        , you may purchase all of the Number of Shares. Of course, you can never exercise the Option for more than the Number of Shares (even if less than the Maximum Number of Shares) or after the Expiration Date (in each case as adjusted under the Terms and the Plan).

Please review the Plan and the Terms carefully, as they control your rights under your Option. Then sign (and if you are married, have your spouse sign) one copy of this letter and return it to ___________________________. If you have any questions, please call her.

We appreciate your continuing efforts on behalf of Learning Tree.

Very truly yours, Learning Tree International, Inc.
By:

Its:

I hereby accept this Option and have reviewed the Plan and the Terms. I understand that I will lose my right to exercise my Option under certain circumstances, including my ceasing to be a Director of Learning Tree, whether voluntary or not. I further understand that I may not transfer my Option except under circumstances described in the Plan.

“Optionee”

I agree to be bound by all of the terms and conditions of the Option, including those set forth in the Plan and the Terms.

Optionee’s Spouse

Name:

THE OPTION AND ANY SHARES ISSUABLE UNDER IT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF AND ANY APPLICABLE STATE SECURITIES LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are attached to a letter (the “Option Letter”) from Learning Tree International, Inc. (“Learning Tree”) granting an Option to you, and are intended to govern that Option. All capitalized terms not specifically defined in these Standard Terms and Conditions have the meanings set forth in the Non-Qualified Stock Option Award Agreement or in Learning Tree's 2018 Equity Incentive Plan.

1.     Option. You may exercise the Option to buy all or any part of any Number of Shares of Common Stock which is then exercisable at the Exercise Price per share until the Expiration Date. This Option is not intended to qualify as an Incentive Stock Option.

2.     Manner of Exercise. This Option may be exercised only (i) during your lifetime, by you; (ii) to the extent permitted by the Committee, by your designated beneficiary in the event of your death; and (iii) after your death, by your transferees by will or the laws of descent or distribution. To exercise this Option, you must provide Learning Tree with (a) a written notice of exercise in the form attached hereto as Exhibit A, and (b) the full purchase price of the shares to be purchased (i) in cash or by check payable to the order of Learning Tree or (ii) by delivery of shares of Common Stock of Learning Tree previously purchased on the open market or acquired more than six months previously through exercise of a stock option, and in your possession, valued at fair market value, or (iii) in consideration received from a licensed broker under a cashless exercise program, or (iv) any combination of the foregoing or such other consideration as permitted by applicable laws and the Committee. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (a) one hundred (100) shares or (b) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

3.     Termination of Service; Death or Disability. The Expiration Date is the earlier of (i) the date set out in this Award Agreement, (ii) the expiration of five years from the Date of Grant, or (iii) the expiration of a period following the time you cease (whether voluntarily or involuntarily) to be a Director of Learning Tree or its subsidiaries, which period will be (a) three (3) months if you ceased to be a Director for any reason other than your death or Disability, or (b) twelve (12) months if you die or become Disabled while you are a Director of Learning Tree or one of its subsidiaries. Any options not exercisable on the date that you cease to be an Director (whether voluntarily or involuntarily) will be of no further force or effect. If you are not an Employee of Learning Tree or one of its subsidiaries at the time this Option is granted, the Expiration Date will be determined in a similar manner based on the time that you cease to be a regular consultant for Learning Tree and its subsidiaries. After the Expiration Date, the Option will expire and be void and of no further force or effect.

4.     Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. By accepting the Option, you represent and agree, for yourself and any person entitled to exercise this Option, that none of the shares purchased on exercise of the Option will be acquired with a view to any sale, transfer or distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, any applicable state “blue sky” laws or any applicable foreign laws. If required by the Committee at the time the Option is exercised, the person entitled to exercise the Option shall furnish evidence satisfactory to Learning Tree to such effect (including a written representation and an indemnification of Learning Tree in the event of any violation of any applicable laws). Learning Tree does not have to issue any shares on the exercise of this Option if there has not been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance.

5.     Withholding of Taxes. The Optionee (as set forth in the Agreement) shall be required to pay to Learning Tree, and Learning Tree shall have the right to deduct from any compensation paid to the Optionee pursuant to the Plan, the amount of any required withholding taxes in respect of this Award and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Optionee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment.

(b)

authorizing Learning Tree to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Optionee as a result of exercising the Award; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

Notwithstanding any action Learning Tree takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Optionee's responsibility and Learning Tree (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, exercise or vesting of the Award or the subsequent sale of any shares; and (b) does not commit to structure the Award to reduce or eliminate the Optionee's liability for Tax-Related Items.

6.     No Assignment or Transfer. This Option and all other rights and privileges granted hereby shall not be transferred, either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) to your designated beneficiary to the extent permitted by the Committee. If there is any other attempt to transfer this Option or any other right or privilege granted hereby, this Option and all rights and privileges granted hereby shall immediately become null and void and be of no further force or effect.

7.     Participation in Other Company Plans. The grant of this Option will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Learning Tree or of any subsidiary of Learning Tree.

8.     Not an Employment or Service Contract. Nothing in this Option is to be construed as an agreement, express or implied, by Learning Tree or any of its subsidiaries to employ you or contract for your services, nor will it restrict Learning Tree's or such subsidiary's right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Learning Tree or any of its subsidiaries.

9.     No Rights as a Shareholder Until Issuance of Stock Certificate. Neither you nor any other person legally entitled to exercise this Option will be entitled to any of the rights or privileges of a shareholder of Learning Tree with respect to any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing the shares shall have been actually issued and delivered.

10.     Agreement Subject to Plan. This Option is subject to, and Learning Tree and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No amendment to the Plan will adversely affect your rights under this Option in a material manner without your prior written consent.

11.     Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Learning Tree and you with respect to the subject matter hereof. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State. The Option can only be amended in a writing executed by a duly authorized Executive Officer of Learning Tree.

12.     Consultation with Professional Tax and Investment Advisors. Optionee acknowledges that the grant, exercise and vesting with respect to this Option, and the sale or other taxable disposition of the Shares, may have tax consequences pursuant to the Internal Revenue Code or under local, state or international tax laws. Optionee further acknowledges that Optionee is relying solely and exclusively on Optionee’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Optionee understands and agrees that any and all tax consequences resulting from the Option and its grant, exercise and vesting, and the sale or other taxable disposition of the Shares, is solely and exclusively the responsibility of Optionee without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Optionee for such taxes or other items.

13.     Optionee Compliance with Laws. Optionee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights to the Option.

EXHIBIT A

LEARNING TREE INTERNATIONAL, INC.

2018 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Date:_________________

Learning Tree International, Inc.

13650 Dulles Technology Drive, 4th Floor

Herndon, VA 20171-6150

Attention: Chief Financial Officer

1.     Exercise of Option. Effective as of today, I, ________________, hereby elect to purchase _______ shares (the “Shares”) of the Common Stock of Learning Tree International, Inc. (the “Company”) by exercising my Option granted pursuant to the Stock Option Award Agreement dated _____________, 20     (the “Award Agreement”).

2.     Delivery of Payment. With this Notice, I am enclosing the full purchase price of $_____ for the Shares in the following form (check the applicable box): ☐ cash; ☐ check; ☐ shares of Common Stock; ☐ consideration delivered by a licensed broker under a cashless exercise program; or reduction in the amount of Company liability to me. If I am paying with shares of Common Stock, I hereby represent and warrant that I previously purchased such shares on the open market or acquired them more than six months previously through exercise of a stock option. I agree to deliver to Learning Tree withholding taxes due within five (5) days of receiving a written demand from Learning Tree.

3.     Representations of Purchaser. I acknowledge that I have received, read and understood the Plan and the Award Agreement, and I agree to abide by and be bound by their terms and conditions.

4.     Rights as Shareholder. Until the issuance of the Shares, I will not have any right to vote the Shares or receive dividends thereon or exercise any other rights as a shareholder with respect to the Shares.

5.     Tax Consultation. I represent that I have consulted with any tax consultants I deem advisable in connection with the purchase or disposition of the Shares and that I am not relying on Learning Tree for any tax advice.

Submitted by:	Accepted by:
PURCHASER	LEARNING TREE INTERNATIONAL, INC.

Signature	By

Print Name Address:	Title Address: 13650 Dulles Technology Drive, 4th Floor Herndon, VA 20171-6150